Amendment to Convertible Promissory Note

The Convertible Promissory Note (the "Note") dated November 15, 2005 made in favor of Tryant LLC, a Delaware limited liability company (the "Holder") by Fuel Corporation of America, Inc. n/k/a flexSCAN, Inc. (the "Company") and flexSCAN, Inc., n/k/a flexPlus, Inc. jointly and severally, in the principal amount of Two Hundred and Twenty-Five Thousand ($225,000) (the "Principal Amount") is hereby amended to provide as follows:

1. The Company acknowledges it has defaulted on its obligation to pay $175,000 of principal under the Note on September 30, 2005. As consideration for Holder's waiver of the default until December 31, 2005, the Company shall owe the Holder the sum of One Thousand Dollars ($1,000) per day commencing October 15, 2005 up to a cap of Thirty-Thousand Dollars ($30,000), which accrued amount (the "Delinquency Waiver Fee"), along with the Principal Amount plus accrued interest, shall be added to the outstanding Principal Amount and shall be due and payable upon the Company's receipt of funding or December 31, 2005, whichever is earlier. The Company acknowledges that the Company's obligation to pay the Delinquency Waiver Fee is incurred for as consideration for this amendment (the "Amendment") and therefore does not constitute payment or satisfaction of outstanding Principal Amount.

2. Notwithstanding the foregoing, the Company shall pay Holder the full Principal Amount plus accrued interest and the Delinquency Waiver Fee on or before December 31, 2005.

3. The Company hereby agrees to file a Registration Statement (the "Registration Statement") to register the shares of the Company's Common Stock held by the Holder and/or its designees, including Common Stock that the Company will issue within seven (7) days of the execution of this Amendment pursuant to Holder's exercise of the warrant dated August 12, 2005 (the "Warrant") for 1,555,556 shares ("Warrant Shares") in October 2005, and any other of the Company's shares that are issuable to the Holder (all "Registrable Securities") within 60 days from the closing of the next financing or 60 days from December 31, 2005, whichever is earlier. The Company shall use its reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act of 1933, as amended, within ninety (90) days after the filing of the Registration Statement.

4. In the event that: (A) the Company fails to have the Registration Statement declared effective within ninety (90) days after the filing thereof ("Effectiveness Date"); (B) the Company fails to have the Registration Statement declared effective within five (5) days after the Company or its

counsel is advised that the SEC has "no further comments" or the SEC issues a "no review" letter; (C) the Company fails to file with the Commission a request for acceleration in accordance with Rule 461 promulgated under the Securities Act, within five business days of the date that the Company is notified (orally or in writing, whichever is earlier) by the Commission that a Registration Statement will not be "reviewed," or not subject to further review, (D) after the Effectiveness Date, a Registration Statement ceases for any reason to remain continuously effective as to all Registrable Securities for which it is required to be effective, or the Holders are not permitted to utilize the applicable prospectus therein to resell such Registrable Securities for 15 consecutive calendar days but no more than an aggregate of 35 calendar days during any 12-month period (which need not be consecutive business days) (any such failure or breach being referred to as an "Event", and for purposes of clause (A) or (B) the date on which such Event occurs, or for purposes of clause (C) the date on which such five Trading Day period is exceeded, or for purposes of clause (D) the date on which such 15 or 25 calendar day period, as applicable, is exceeded being referred to as "Event Date"), then in addition to any other rights the Holders may have hereunder or under applicable law and on each monthly anniversary of each Event Date (if the applicable Event shall not have been cured by such date) until the applicable Event is cured, the Company shall pay to the Holder one and one half percent (1.5%) of the value of the Registrable Securities based on the conversion rate of $0.50 (fifty cents) per share for every 30 days, on a pro rata daily basis, that the Company is in violation of any of (A), (B), (C) or D of this Paragraph 4 of this Amendment.

5. If the Company fails to deliver certificates to the Holder evidencing the number of shares to which the Holder converts the Note or to deliver certificates evidencing the number of shares upon which the Holder has exercised the Warrant (along with a new warrant for the balance of shares issuable under the Warrant) within seven (7) business days after the execution of this Amendment or subsequent receipt of a notice of exercise or conversion from Holder, then for each day that the Holder has not received such certificate, the Company shall pay Holder $100.00 for every $10,000 in value of the exercised and/or converted Common Stock, as applicable, based on the conversion rate of $0.50 (fifty cents) per share; provided that Holder (or its designee) has supplied its Federal Tax ID number to the Company. No IRS Form 1099 with respect to the Warrant or the Warrant Shares shall be given to Holder by the Company without a copy of a letter from its outside auditors addressed to Holder stating that such form is required to be given to Holder for such event.

6. Upon repayment or termination of the Note, this Amendment shall be terminated except that the obligations of Paragraphs 3 through 5 of this Amendment are a separate agreement between the Company and the Holder and shall survive termination of the Note.

7. Except as amended hereby, the terms of the Note shall remain in full force and effect and shall continue to be the binding and legal obligation of the parties.

8. This Amendment may be executed in two or more counterparts, and by different parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile with original signatures to follow

IN WITNESS WHEREOF, the parties hereto have executed this Amendment or caused this Amendment to be executed by their duly authorized representatives as of the 15th day of November 2005.

Tryant LLC, a Delaware limited liability company

By: ______________________

flexSCAN, Inc., a Nevada corporation

By: ______________________

flexPLUS, Inc., a Delaware corporation

By: ______________________